FORESTAR REPORTS FISCAL 2023 FIRST QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - January 24, 2023 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its first quarter ended December 31, 2022.

Fiscal 2023 First Quarter Highlights
All comparisons are year-over-year

•Net income attributable to Forestar totaled $20.8 million or $0.42 per diluted share
•Pre-tax income of $27.9 million, with a pre-tax profit margin of 12.9%
•Consolidated revenues of $216.7 million on 2,263 lots sold
•Owned and controlled 82,300 lots
•Return on equity of 13.9% for the trailing twelve months ended December 31, 2022, an improvement of 70 basis points
•Book value per share increased 15% to $24.50
•Net debt to total capital ratio improved 520 basis points to 28.7%

Daniel Bartok, CEO, said, “The Forestar team delivered a solid first quarter despite the demand for new single-family housing and finished lots continuing to moderate due to the significant increase in mortgage interest rates. For the first quarter of fiscal 2023, our gross profit margin increased 390 basis points year-over-year to 21.9%, and our pre-tax profit margin was 12.9%.

“The housing market is going through a period of transition, but we proactively planned for a slower environment by reducing our land acquisition over the past 18 months. At quarter end, we had over $580 million of liquidity, providing us with significant financial and operational flexibility. We plan to leverage our platform and balance sheet to take advantage of market opportunities to continue to build shareholder value. Our team has managed through market cycles before, and we are well-positioned to navigate these challenging market conditions.”

Financial Results
Net income attributable to Forestar for the first quarter of fiscal 2023 decreased 49% to $20.8 million, or $0.42 per diluted share, compared to $40.5 million, or $0.81 per diluted share, in the same quarter of fiscal 2022. Pre-tax income for the quarter decreased 48% to $27.9 million from $53.5 million in the same quarter of fiscal 2022. Revenues for the quarter decreased 47% to $216.7 million from $407.6 million in the same quarter of fiscal 2022.

The Company’s return on equity improved 70 basis points from a year ago to 13.9% for the trailing twelve months ended December 31, 2022. Return on equity is calculated as net income attributable to Forestar for the trailing twelve months divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the first quarter decreased 50% to 2,263 lots compared to 4,516 lots in the same quarter of fiscal 2022. During the first quarter of fiscal 2023, Forestar sold 169 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”), compared to 502 lots in the prior year quarter.

The Company’s lot position at December 31, 2022 decreased 9% from September 30, 2022 to 82,300 lots, of which 61,500 were owned and 20,800 were controlled through land and lot purchase contracts. Lots owned at December 31, 2022 included 7,600 that were fully developed. Of the Company’s owned lot position at December 31, 2022, 18,400 lots, or 30%, were under contract to be sold, representing approximately $1.5 billion of future revenue. Another 18,000 lots, or 29%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at December 31, 2022.

Capital Structure, Leverage and Liquidity
Forestar ended the quarter with $216.4 million of unrestricted cash and $366.2 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $582.6 million. Debt at December 31, 2022 totaled $706.4 million, with no senior note maturities until fiscal 2026. The Company’s net debt to total capital ratio at the end of the quarter was 28.7%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “We are pleased that our first quarter results demonstrated Forestar’s ability to deliver strong profitability and returns through challenging market conditions, and we will continue to strive to maximize returns by balancing our pace of sales and lot pricing. While we cannot control the macroeconomic backdrop or directly influence the demand for housing, we can and will stay focused on strengthening our platform and increasing operational efficiencies to drive future growth.

“While we are not providing annual guidance at this time due to uncertainty in the market, we expect to continue consolidating market share in the fragmented and under-capitalized U.S. residential lot development industry. Our strong balance sheet and ample liquidity provide us with significant financial and operational flexibility, and we plan to maintain our disciplined approach when investing capital to enhance the long-term value of Forestar.”

Conference Call and Webcast Details
The Company will host a conference call today (Tuesday, January 24) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 560400 and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 52 markets and 20 states. Based in Arlington, Texas, the Company delivered more than 15,400 residential lots during the twelve-month period ended December 31, 2022. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include at quarter end, we had over $580 million of liquidity, providing us with significant financial and operational flexibility; we plan to leverage our platform and balance sheet to take advantage of market opportunities to continue to build shareholder value and we are well-positioned to navigate these challenging market conditions. Forward-looking statement also include we will continue to strive to maximize returns by balancing our pace of sales and lot pricing; we can and will stay focused on strengthening our platform and increasing operational efficiencies to drive future growth; we expect to continue consolidating market share in the fragmented and under-capitalized U.S. residential lot development industry; our strong balance sheet and ample liquidity provide us with significant financial and operational flexibility; and we plan to maintain our disciplined approach when investing capital to enhance the long-term value of Forestar.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of COVID-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; supply shortages and other risks of acquiring land, construction materials and skilled labor; competitive conditions in our industry; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; the impact of significant inflation, higher interest rates or deflation; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are or will be filed with the Securities and Exchange Commission.

Contact
Katie Smith, 817-769-1860
Director of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,
	2022	2022
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$216.4	$264.8
Real estate	2,067.7	2,022.4
Investment in unconsolidated ventures	0.5	0.5
Property and equipment, net	5.6	5.7
Other assets	50.9	49.6
Total assets	$2,341.1	$2,343.0
LIABILITIES
Accounts payable	$73.0	$72.2
Accrued development costs	98.0	122.3
Earnest money on sales contracts	147.8	136.2
Deferred tax liability, net	34.7	36.9
Accrued expenses and other liabilities	60.6	70.1
Debt	706.4	706.0
Total liabilities	1,120.5	1,143.7
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,772,555 and 49,761,480 shares issued and outstanding at December 31, 2022 and September 30, 2022, respectively	49.8	49.8
Additional paid-in capital	641.1	640.6
Retained earnings	528.7	507.9
Stockholders' equity	1,219.6	1,198.3
Noncontrolling interests	1.0	1.0
Total equity	1,220.6	1,199.3
Total liabilities and equity	$2,341.1	$2,343.0

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,
	2022	2021
	(In millions, except per share amounts)
Revenues	$216.7	$407.6
Cost of sales	169.2	334.2
Selling, general and administrative expense	22.9	21.5
Equity in earnings of unconsolidated ventures	—	(1.1)
Gain on sale of assets	(1.6)	(0.5)
Interest and other income	(1.7)	—
Income before income taxes	27.9	53.5
Income tax expense	7.1	13.0
Net income	20.8	40.5
Net income attributable to noncontrolling interests	—	—
Net income attributable to Forestar Group Inc.	$20.8	$40.5

Basic net income per common share attributable to Forestar Group Inc.	$0.42	$0.81
Weighted average number of common shares	49.9	49.7

Diluted net income per common share attributable to Forestar Group Inc.	$0.42	$0.81
Adjusted weighted average number of common shares	49.9	49.7

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended December 31,
	2022	2021
	(In millions)
Residential lot sales:
Development projects	$204.0	$393.0
Lot banking projects	—	9.0
Decrease in contract liabilities	2.7	2.1
	206.7	404.1
Deferred development projects	6.7	—
	213.4	404.1
Tract sales and other	3.3	3.5
Total revenues	$216.7	$407.6

	RESIDENTIAL LOTS SOLD
	Three Months Ended December 31,
	2022	2021
Development projects	2,263	4,381
Lot banking projects	—	135
	2,263	4,516

Average sales price per lot (1)	$90,100	$89,000

	LOT POSITION
	December 31,	September 30,
	2022	2022
Lots owned	61,500	61,800
Lots controlled under land and lot purchase contracts	20,800	28,300
Total lots owned and controlled	82,300	90,100

Owned lots under contract to sell to D.R. Horton	17,000	17,800
Owned lots under contract to customers other than D.R. Horton	1,400	1,400
Total owned lots under contract	18,400	19,200

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements	18,000	18,900
Owned lots fully developed	7,600	5,500
_____________
(1)Excludes any impact from change in contract liabilities.